Exhibit 99.1

For immediate release

Contacts:
Matt Gowarty	John Conrad
Visual Networks, Inc.	Merritt Group Public Relations
Marketing Manager	703-556-6824
301-296-3307	conrad@merrittgrp.com
mgowarty@visualnetworks.com

Visual Networks Names Senior Finance Executive Donald Clarke as Chief Financial Officer

Former e-Commerce Industries and Net2000 Communications CFO brings over 20 years of corporate finance and business operations experience to leading performance management solutions provider

Rockville, MD, July 6, 2004 - Visual Networks ® (Nasdaq: VNWK), a leading provider of performance management solutions, announced that Donald Clarke is joining the Visual Networks’ executive leadership team as Executive Vice President and Chief Financial Officer. Clarke will direct the finance, treasury, compliance, investor relations, legal, and human resources groups at Visual Networks and report to CEO Lawrence Barker. The company also announced that former CFO George Roberts has left Visual Networks to pursue other opportunities.

Clarke has over 20 years of experience, with more than 15 years in key executive financial positions with software and telecommunications companies. He has provided financial and operating leadership resulting in the significant turnaround and growth of complex and multinational organizations in highly dynamic and challenging environments. In 2000, he was one of only four finalists for CFO of the Year, an award competition jointly presented by Washington DC area technology councils.

“Don is a strong addition to our management team and will play a key role as we continue to expand our markets and accelerate growth,” said Lawrence Barker, President and CEO of Visual Networks. “Don’s strategic vision and decisive financial leadership experience will be valuable assets to Visual Networks.”

Most recently, Clarke was Executive Vice President and CFO and a member of the Office of the President of eCommerce Industries, Inc. (ECI), a software company providing business operations software and supply chain automation. Under his leadership, ECI turned the corner to profitability. Prior to ECI, Don served as Executive Vice President and CFO of ReturnBuy, which specializes in maximizing the reverse logistics supply chain. While at ReturnBuy, he helped the company more than double its monthly gross merchandise sales.

Clarke also served as Executive Vice President and CFO of Net2000 Communications, Inc., an integrated communications provider, where he was responsible for leading the company’s $230M IPO, securing over $300 million in debt financing and negotiating two successful acquisitions.

“I’m excited to be joining Visual Networks,” stated Clarke. “I admire the company’s accomplishments over its 11 year history as a pioneer in the performance management solution market. I look forward to working with Larry Barker and other members of the management team to create and expand the company’s opportunities for growth.”

About Visual Networks

Visual Networks was recognized as a World Class Winner in Network World’s recent network management product review at http://www.nwfusion.com/reviews/2003/1006rev.html and has the broadest suite of proven performance management solutions that help enterprise customers manage the delivery of mission-critical applications across their underlying infrastructure. Visual Networks’ products increase application and network availability, optimize the use of bandwidth, and reduce operating costs across traditional and new IP-based infrastructures. The world’s leading service providers and enterprises are using Visual Networks’ award-winning products. To find out more, call 1-800-240-4010 for sales information.

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